Exhibit 10.28

Synopsys, Inc. Director Compensation Arrangements

•                  Cash:

•                  Annual retainer: $125,000 per year.

•                  Per meeting fees for Audit Committee members only, up to a maximum of four meetings per year:

•                  $2,000 per Audit Committee meeting for regular members

•                  $4,000 per Audit Committee meeting attended for the Chairperson

•                  Equity: pursuant to the 2005 Non-Employee Directors Equity Incentive Plan (the Directors Plan), in fiscal 2005, each director is eligible to receive equity compensation as follows:

•                  Any new director receives an option for 30,000 shares, vesting in equal annual installments on the date preceding each of the first four annual meetings of stockholders following the grant date, assuming continued service.

•                  Each continuing director who is reelected at an annual meeting of stockholders receives either (1) an option grant (with the number of shares determined so that the aggregate “fair value” of the option, calculated using the option pricing model used to estimate the value of compensatory stock options in our financial statements, would equal the annual cash retainer then paid to non-employee Board members) or (2) a restricted stock grant (with the number of shares subject to the award determined so that the fair market value of the restricted stock grant on the date of grant would equal the annual cash retainer then paid to non-employee Board members). The option grant or restricted stock vests in a series of 36 successive equal monthly installments from the grant date, assuming continued service/

•                  The Board elected to receive restricted stock for the 2005 grant and in May 2005 Synopsys issued an aggregate of 7,010 shares of restricted stock to each non-employee director under the Directors Plan.